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                                                                   Exhibit 3.1


                       CERTIFICATE OF AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       of

                          ON STAGE ENTERTAINMENT, INC.

         The undersigned hereby certifies that they are the duly elected and acting President and Secretary of On Stage Entertainment, Inc., a corporation organized and existing under the laws of the State of Nevada, and that, for the purpose of amending and restating its original Articles of Incorporation, which were filed with the Secretary of State of the State of Nevada on October 30, 1985, pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, the following Restated Articles of Incorporation have been duly adopted in accordance with the provisions of Chapter 78 of the Nevada Revised Statutes.

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       of

                          ON STAGE ENTERTAINMENT, INC.

                                    ARTICLE I

         The name of the corporation is On Stage Entertainment, Inc. (the "Corporation").

                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Nevada is 4625 West Nevso Drive, Las Vegas, Nevada 89103. The name of the registered agent of the Corporation at such address is Christopher R. Grobl.


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                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the provisions of Chapter 78 of the Nevada Revised Statutes.

                                   ARTICLE IV
                                 SHARES OF STOCK

         Section 1. Number and Class. The total number of shares of authorized capital stock of the Corporation shall consist of Twenty Five Million (25,000,000) shares of Common Stock with One Cent ($.01) par value and One Million (1,000,000) shares of Preferred Stock with One Dollar ($1.00) par value. The capital stock may be issued from time to time without action by the stockholders. The capital stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of capital stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

         Section 2. No Preemptive Rights. Holders of the Common Stock of the Corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the Corporation authorized, issued or sold, or to be authorized, issued or sold, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors may determine from time to time.

         Section 3. Non-Assessability of Shares. The capital stock of the corporation, after the amount of the subscription price or par value has been paid, in money, property or services, as the directors shall determine, shall not be subject to any assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

                                    ARTICLE V

         The members of the governing board of the Corporation shall be styled directors of the Corporation. The number of directors which shall constitute the whole Board of Directors of the Corporation shall be increased or decreased from time to time in such manner as shall be provided in the Bylaws of the Corporation.

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                                   ARTICLE VI

         To the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability (a) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) for the payment of distributions to stockholders in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                                   ARTICLE VII

         The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

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         The undersigned, being the President and Secretary of the Corporation, hereby certify as follows:

         1. On March 12, 1997, the Directors of the Corporation, by unanimous consent, adopted and consented to the adoption of a resolution setting forth the proposed Restated Articles of Incorporation of the Corporation as hereinabove set forth, declaring the advisability thereof and calling a meeting of the stockholders of the Corporation for the purpose of considering and voting upon the proposed Restated Articles of Incorporation.

         2. At a special meeting of the stockholders of the Corporation held on March 12, 1997, the stockholders of the Corporation, having executed a written waiver of notice pursuant to Section 78.375 of the Nevada Revised Statutes, unanimously adopted and consented to the adoption of a resolution setting forth the proposed Restated Articles of Incorporation of the Corporation as hereinabove set forth.

         3. The Articles of Incorporation of On Stage Entertainment, Inc. are hereby amended and restated as set forth above, and the undersigned makes this certificate pursuant to Section 78.385, Section 78.390 and Section 78.403 of the Nevada Revised Statutes this 12th day of March, 1997.


                                           /s/ David Hope
                                           -------------------------------
                                           Name:      David Hope
                                           Title:     President

                                           /s/ Christopher R. Grobl
                                           -------------------------------
                                           Name:      Christopher R. Grobl
                                           Title:     Secretary

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                                 ACKNOWLEDGMENT

STATE OF NEVADA   )
                  )       SS.
COUNTY OF CLARK   )

                  On this 12th day of March, 1997, personally appeared before me, a Notary Public (or judge or other authorized person, as the case may be), David Hope and Christopher R. Grobl, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

                  WITNESS my hand and official seal.

                                  /s/ Henrietta K. Beaudoin
                                  ----------------------------------------------
                                  NOTARY PUBLIC in and for said county and state

                                  [Notary Public
                                  State of Nevada
[Notary Seal]                     County of Clark
                                  Henrietta K. Beaudoin
                                  My Appointment Expires July 21, 1997]


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